UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2007

Armstrong World Industries, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-2116

PA	23-0366390
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 3001
Lancaster, PA 17604
(Address of principal executive offices, including zip code)

717-397-0611
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)
On February 28, 2007, Armstrong World Industries, Inc. issued a press release announcing James J. O'Connor has been elected to its Board of Directors. It is expected he will serve on the Audit Committee of the Board. The full text of the press release is attached hereto as Exhibit 99.1. As a nonemployee director, Mr. O'Connor will participate in the Company's 2006 Phantom Stock Unit Plan (Plan). The Plan provides for the grant of phantom stock units to outside directors of the Company as payment for a portion of the director's annual retainer. The units vest on the one-year anniversary of award or, if earlier, the date of a change in control event, contingent upon the director's continued service through such date. The Board awarded Mr. O'Connor a pro-rated annual grant of 963 phantom stock units. Also in accordance with the Plan, Mr. O'Connor was awarded a one-time grant of 6000 phantom stock units vesting with respect to one-third of the units on each of the first three annual anniversaries of the date of the award or, if earlier, the date of a change in control event, contingent upon the director's continued service through such date. The Plan is incorporated by reference from the Form 8-K filed on October 26, 2006, wherein it appeared as Exhibit No. 10.1. The Plan Agreement form granting the prorated annual grant and the Plan Agreement form granting the one-time award are incorporated by reference from the Form 8-K filed on October 26, 2006, wherein they appeared as Exhibit No. 10.2 and Exhibit 10.3, respectively. The Company also entered into an Indemnification Agreement with Mr. O'Connor providing for indemnification against liabilities relating to his service as a director. The form Indemnification Agreement is incorporated by reference from the Form 8-K filed by the Company on October 2, 2006, wherein it appeared as Exhibit No. 10.8.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1 Press release of Armstrong World Industries, Inc. dated February 28, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armstrong World Industries, Inc.

Date: February 28, 2007	By:	/s/ Walter T. Gangl
Walter T. Gangl
Deputy General Counsel and Assistant Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of Armstrong World Industries, Inc. dated February 28, 2007